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                                                                  EXHIBIT 10.65


October 25, 2002


Eric Goldfarb
10500 Saltsby Court
Raleigh, North Carolina 27615

Dear Eric:

I am pleased to extend this offer of full time employment with PRG-Schultz USA, Inc. ("PRGS") as Executive Vice President/CIO, reporting to Mark Perlberg, President and Chief Operating Officer, or his designee, conditioned upon your signing this offer letter. We are very excited about your joining our organization and the opportunities for our mutual success.

Enclosed is our new hire package, which includes the forms to be completed and returned to me at the Atlanta office.

The following confirms our offer:

1. Base Salary. Base salary of $275,000.00 per annum, paid $10,576.92 bi-weekly.

2. Performance Bonus. You will be eligible for an incentive bonus ("Incentive Bonus") which will include payout potentials of 35% of your base pay for achievement of annual target performance goals and payout potentials of 70% of your base pay for achievement of annual maximum performance goals, in accordance with PRGS's incentive bonus plan.

3. Options. You will be granted options to purchase 50,000 shares of Common Stock in PRG Schultz International, Inc. ("PRGX"), subject to Board of Directors approval. This grant will be made pursuant to the terms of your option agreement (25% immediate vesting on the date of issue and 25% vesting on each anniversary date of issue).

4. Car Allowance. You will receive an annual car allowance in the amount of $15,000.00 paid $1,250.00 monthly.

5. Relocation. PRGS will pay the cost of moving your household goods to Georgia per the terms of our relocation agreement with United Van Lines (or an alternative carrier of your choice subject to PRGS approval), and provide a relocation allowance of up to $60,000.00. In order to be eligible for this benefit you must sign the relocation addendum acknowledging your agreement that you will repay the amount of this relocation benefit if you voluntarily leave PRGS within one year of the relocation.


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6.       Employee Benefits. You will be eligible for participation in PRGS'
         Personal Benefits Plan, which offers a full suite of benefit services. You will receive your benefits package at your home address prior to your eligibility date. Medical, dental, and flexible spending account eligibility begins the first of the month following 30 days of employment. PRGS also offers a 401(k) Savings Plan and Employee Stock Purchase Plan. You will be eligible to participate in the 401(k) Savings Plan at the beginning of the month following your start date (if age 21 or over), and you will be eligible to participate in the Employee Stock Purchase Plan at the beginning of the next purchase period after you have completed six (6) months of employment.

7.       Termination.

         (a) This Agreement may be terminated by PRGS for reasonable cause upon delivery to you of a thirty (30) days notice of termination. As used herein, "reasonable cause" shall mean
                  (i) fraud, dishonesty, gross negligence, willful misconduct, commission of a felony or an act of moral turpitude, or (ii) engaging in activities prohibited by Sections 3, 4, 5, 6 or 7 of the PRGS Employee Agreement, or any other material breach of this Agreement.

         (b) Either party, without cause, may terminate this Agreement by giving written notice in the manner specified in Section 9 hereof.

         (c) In the event of your Disability, physical or mental, PRGS will have the right, subject to all applicable laws, including without limitation, the Americans with Disabilities Act ("ADA"), to terminate your employment immediately. For purposes of this Agreement, the term "Disability" shall mean your inability or expected inability (or a combination of both) to perform the services required of you hereunder due to illness, accident or any other physical or mental incapacity for an aggregate of ninety (90) days within any period of one hundred eighty (180) consecutive days during which this Agreement is in effect, as agreed by the parties or as determined pursuant to the next sentence. If there is a dispute between you and PRGS as to whether a Disability exists, then such issue shall be decided by a medical doctor selected by PRGS and a medical doctor selected by you and your legal representative (or, in the event that such doctors fail to agree, then in the majority opinion of such doctors and a third medical doctor chosen by such doctors). Each party shall pay all costs associated with engaging the medical doctor selected by such party and the parties shall each pay one-half (1/2) of the costs associated with engaging any third medical doctor.

         (d) In the event this Agreement is terminated, all provisions in this Agreement or the Employee Agreement relating to any actions, including those of payment or compliance with covenants, subsequent to termination shall survive such termination.


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8.       Severance Payments.

         (a) If your employment with PRGS is terminated for reasonable cause or if you voluntarily resign, you will receive your base salary prorated through the date of termination, payable in accordance with PRGS' normal payroll procedure, and you will not receive any bonus or any other amount in respect of the year in which termination occurs or in respect of any subsequent years.

         (b) If your employment with PRGS is terminated by PRGS without reasonable cause, you will receive your base salary and bonus for the year in which such termination occurs prorated through the date of such termination, plus a severance payment equal to continuation of your base salary for twelve
                  (12) months, and any non-vested PRGX stock options would vest on termination date, both which are conditioned upon signing an agreement and release. Except as provided in the immediately preceding sentence, you will not receive any other amount in respect of the year in which termination occurs or in respect of any subsequent years. The prorated base salary and severance payments will be paid in accordance with PRGS' normal payroll procedures.

         (c) If your employment with PRGS is terminated by your death or Retirement, you (or your legal representative in the case of death) will receive base salary and bonus for the year in which such termination occurs prorated through the date of such termination and will not receive any other amount in respect of the year in which termination occurs or in respect of any subsequent years. The prorated base salary will be in accordance with PRGS' normal payroll procedure and the prorated bonus will be paid in a lump sum within ninety (90) days after the end of the year to which it relates.

         (d) If your employment with PRGS is terminated for Disability (as defined above), you or your legal representative will receive all unpaid base salary and bonus for the year in which such termination occurs prorated through the date of termination with such prorated base salary payable in accordance with PRGS' normal payroll procedure and the prorated bonus payable in a lump sum within ninety (90) days after the end of the year to which it relates.

         (e) If you fail to observe or perform any of your duties and obligations under Sections 3, 4, 5, 6 or 7 of the PRGS Employee Agreement, you will forfeit any right to severance or other termination payments of any amounts other than base salary prorated through the date of termination and upon PRGS' demand for same, you shall repay PRGS any severance or other termination payments paid to you after the date of termination of your employment with PRGS (other than such base salary).

9. Successors and Assigns. You may not assign this Agreement. This Agreement may be assigned by PRGS to any affiliate of PRGS. The provisions of this Agreement will be binding upon your heirs and legal representatives.


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10.      Notices. Any notice to be given under this Agreement shall be given in writing and may be effected by personal delivery or by placing such in the United States certified mail, return receipt requested and addressed as set forth below, or as otherwise addressed as specified by the parties by notice given in like manner:

If to PRGS:                PRG Schultz USA, Inc.
                           2300 Windy Ridge Parkway
                           Suite 100 North
                           Atlanta, Georgia 30339-8426
                           Attention: General Council

If to you:
                           ---------------------------------

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11.      Withholdings. PRGS will deduct or withhold from all amounts payable to you pursuant to this Agreement such amount(s) as may be required pursuant to applicable federal, state or local laws.

12. Entire Agreement. This Agreement, the Employee Agreement and such other documents as may be referenced by such documents (the "Referenced Documents"), constitute our entire agreement with respect to the subject matter hereof and, except as specifically provided herein or in the Employee Agreement and the Referenced Documents, supersedes all of our prior discussions, understandings and agreements. Any such prior agreements shall be null and void. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. Time is of the essence of this Agreement and each and every Section and subsection hereof.


Please confirm your acceptance of this offer by signing and returning both this letter and employee agreement to me within seven (7) days. If not returned by that date, this offer is null and void.


Sincerely,

/s/ Marie Neff

Marie Neff
Senior Vice President, Human Resources

Accepted and agreed:


/s/  Eric D. Goldfarb                                             10/27/2002
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     Eric D. Goldfarb                                                Date


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